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                                  EXHIBIT 99.1


          PRESS RELEASE OF STREAMLOGIC CORPORATION DATED JUNE 26, 1997
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CONTACTS: Mark M. Glickman                                FOR IMMEDIATE RELEASE
          415-833-4833

                            STREAMLOGIC CORPORATION

        MENLO PARK, CA -- June 26, 1997. StreamLogic Corporation announced today that it has filed a voluntary petition for relief under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, San Francisco Division. The Company's filing will allow the Company to restructure its financial obligations through a plan of reorganization.

        On June 17, 1997, the Company announced that its preliminary operating results for the fourth quarter and for the fiscal year ended March 28, 1997 (unaudited) were losses of $20.8 million and $16.1 million, respectively. The loss for the fiscal year included an extraordinary gain of $24.1 million during the third quarter relating to the exchange of the Company's 6% subordinated debentures for a combination of cash, increasing rate notes, common stock of the Company and warrants to purchase common stock of the Company (the "Bond Exchange"). In addition, the Company has been named as a defendant in a number of litigation matters, and the Company has been required to expend significant financial resources in defending such litigation. Effective June 25, 1997, the Company's securities were delisted from The Nasdaq Stock Market based on, among other factors, the Company's stock price, market capitalization and level of net tangible assets.

        In late 1996 and early 1997, the Company's Board of Directors was restructured through a combination of Board resignations and the appointment of new directors in connection with the Bond Exchange. A new management team was hired with experience in the turnaround of distressed
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companies. Since that time, the Board and the new management team have pursued a course intended to bring financial stability to the Company, including a significant reduction in the Company's work force, relocation of the Company's corporate headquarters and consolidation of the Company's manufacturing, production facilities, engineering and research and development facilities into a single facility in Northern California.

        The bankruptcy proceeding is limited to StreamLogic Corporation. Subject to restrictions that may be imposed by the bankruptcy court, domestic and foreign business operations should continue with a minimum of disruptions or impediments. The Company intends to work diligently on formulation of a reorganization plan which strives to preserve the Company as a viable, going concern, while at the same time seeking to protect the interests of the Company's creditors, debt holders and shareholders.

        Certain statements contained in this release may be deemed "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause the events in such forward looking statements not to occur, or to occur in a manner materially different from that contemplated by such forward looking statements, including the inability of the Company to implement a successful plan of reorganization. Accordingly, actual results could differ materially from those contemplated in such forward looking statements.